CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (333-81587) on Form S-8 of InnovaCom, Inc. of our report dated January 28, 2000, except for Note 14, which is as of March 15, 2000, relating to the consolidated balance sheet of InnovaCom, Inc. and subsidiaries as of December 31, 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998, which report appears in the December 31, 1999 annual report on Form 10-KSB of InnovaCom, Inc.


\S\HEIN + ASSOCIATES LLP


HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
March 21, 2000